U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

         [X] Form 10-K or Form  10-KSB [ ] Form 20-F [ ] Form 11-K
         [ ] Form 10-Q or Form 10-QSB [ ] Form N-SAR

         For Period Ended:  June 30, 1996

         [ ] Transition Report on Form 10-K or Form-KSB
         [ ] Transition Report  on Form  20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q or Form 10-QSB
         [ ] Transition Report on Form N-SAR

             For the Transition Period Ended: ___________________

   Read attached Instruction sheet before preparing form. Please print or type.

   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

- -------------------------------------------------------------------------------

  If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
             .......................................................

 PART 1 - Registrant Information

         Full name of Registrant:           SOURCE SCIENTIFIC, INC.

         Former Name if applicable:         ALTON GROUP, INC.

         Address of Principal Executive Office (Street and Number)
                                            7390 Lincoln Way
         City, State, and Zip Code
                                            Garden Grove, California 92641


Part II - Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K or Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portio thereof will be filed on or before the fifteenth calendar day foll-owing the described due date; or the subject quarterly report or transition report on Form 10-Q or Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ] (c) The  accountant's  statement or  other  exhibit  required  by  Rule
             12b-25(c) has been attached if applicable.

Part III - Narrative

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

         The Company's audited financial statements for the fiscal year ended June 30, 1996, were not completed in sufficient time to enable the compilation of the Company's report on Form 10-KSB. The Company believes that it will be current in its financial reporting on or before October 11, 1996.

Part IV - Other Information

         (1) Name and Telephone number of person to contact in regard to this notification:
                  Catherine Curtis       (714)        898-9001 extension 204
                      (Name)           (Area Code)     (Telephone Number)

         (2)   Have all other periodic reports required under
               Section 13 or 15(d) of the Securities Exchange
               Act of 1934 or Section 30 of the  Investment     [X] Yes [ ] No
               Company  Act of  1940  during  the preceding
               12  months  or  for  such  shorter   period
               that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         (3)   Is it anticipated that any significant change
               in results of operations from the corresponding
               period for the last fiscal year will be          [ ] Yes [X] No
               reflected by the earnings statements to be included in the subject report or portion thereof?

               If so: attach an  explanation  of the
               anticipated change, both narratively and quantitatively, and, if appropriate state the reasons why a reasonable estimate of the results cannot be made.


                             SOURCE SCIENTIFIC, INC.
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: September 26, 1996                  By:      /s/ CATHERINE CURTIS
     -------------------                           --------------------
                                                   Catherine Curtis
                                                   Secretary

         INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.